Exhibit 3.1

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

ARTICLES SUPPLEMENTARY

Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, reclassified and designated 76,603 shares of the authorized but unissued Class A Common Stock, $0.01 par value per share, of the Corporation (“Class A Common Stock”), into Class C Common Stock, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Charter.

1. Class C Common Stock. 76,603 Common Shares shall be classified as Class C Common Stock, $0.01 par value per share (the “Class C Common Stock”). Class C Common Stock shall not be issued except in conjunction with an issuance of OP Units, in a ratio of no more than one (1) share of Class C Common Stock for every forty-nine (49) OP Units, as may be adjusted to take into account any reclassification, stock split, reverse stock split, stock dividend or non-cash distribution, recapitalization or other similar transaction and/or as may be similarly adjusted in accordance with the Partnership Agreement. Subject to the provisions of Article VI of the Charter, the rights, preferences, privileges and restrictions granted and imposed upon the Class C Common Stock are as follows:

1.1. Definitions. For the purpose of this Section 1, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner or trustee of such Person or any Person referred to in the foregoing clause (i).

Beneficial Owner. The term “Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 of the Exchange Act.

Beneficial Ownership. The term “Beneficial Ownership” shall mean, with respect to any security, the direct or indirect ownership of such security by any Beneficial Owner of such security, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

Contribution and Sale Agreement. The term “Contribution and Sale Agreement” means that certain Contribution and Sale Agreement, dated as of August 3, 2017, by and among the Corporation, the Operating Partnership, the Initial Holders and certain Affiliates of the Corporation and the Initial Holders.

Control. The term “Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Executive. The term “Executive” means each of R. Ramin Kamfar, James G. Babb, III, Michael L. Konig, Jordan B. Ruddy and Ryan S. MacDonald, in each case for so long as he or she remains employed by the Corporation or any of its Affiliates.

Family Member. The term “Family Member” means, as to any Person that is an individual, (i) such Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and (ii) any inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are the sole initial income beneficiaries.

Initial Holders. The term “Initial Holders” shall mean each of Bluerock Real Estate, L.L.C., The Kachadurian Group LLC, Konig & Associates, LLC, Jenco Business Advisors, Inc. James G. Babb, III, Jordan B. Ruddy and Ryan S. MacDonald.

OP Unit. The term “OP Unit” shall mean a “Common Unit” as set forth in the Partnership Agreement and issued pursuant to the Contribution and Sale Agreement.

Operating Partnership. The term “Operating Partnership” shall mean Bluerock Residential Holdings, L.P., a Delaware limited partnership.

Partnership Agreement. The term “Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Person. The term “Person” shall mean an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

Qualified Transferee. The term “Qualified Transferee” shall mean (a) any Executive, (b) any Family Member or Affiliate of an Executive or of an Initial Holder, (c) any Person (to the extent not included in clause (b)) Controlled by any combination of one or more Executives, an Initial Holder and/or one or more Family Members of an Executive or an Initial Holder or (d) any Person (to the extent not included in clause (b) or (c)) who is a Family Member of a Person who Controls an Initial Holder. None of the Corporation, the Operating Partnership, or the Trustee shall be a Qualified Transferee.

Transfer. The term “Transfer” (and the correlative terms “Transferring” and “Transferred”) has the meaning set forth in the Charter; provided that for purposes hereof, “Transfer” (and the correlative terms “Transferring” and “Transferred”) shall not include any hypothecation, pledge or security interest that does not include a transfer or sharing of any voting rights of such securities unless and until the secured party gains possession or control of any such voting rights.

1.2 Voting Rights. Subject to the provisions of Article VI of the Charter and except as may otherwise be specified in the Charter, each share of Class C Common Stock shall entitle the holder thereof to fifty (50) votes on each matter on which holders of Class A Common Stock are entitled to vote. The Class C Common Stock and Class A Common Stock shall vote together as a single class. The Board may reclassify any unissued shares of Class C Common Stock from time to time as permitted by the Charter.

1.3 Dividends and Distributions; Subdivisions or Combinations. Subject to the preferences applicable to any class or series of Preferred Shares, if any, outstanding at any time, if and when the Board authorizes or the Corporation declares a dividend or other distribution of cash, property or shares of stock of the Corporation with respect to each share of Class A Common Stock out of assets or funds of the Corporation legally available therefor, such authorization or declaration also shall constitute a simultaneous authorization or declaration of an equivalent dividend or distribution with respect to each share of Class C Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class C Common Stock will be subdivided or combined in the same manner.

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1.4 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Class C Common Stock shall be entitled to participate, together with the holders of shares of any other class or series of stock now existing or hereafter classified or reclassified not having a preference over Class C Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation, in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class or series of stock having preference over the Class C Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

1.5 Equal Status. Except as expressly provided herein, Class A Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

1.6 Conversion. The Class C Common Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 1.6.

(a) Automatic Conversion. Shares of Class C Common Stock shall convert automatically into fully-paid and non-assessable shares of Class A Common Stock at a ratio of one share of Class A Common Stock for each share of Class C Common Stock in any one of the following circumstances described in clauses (i), (ii) or (iii) below:

(i) in the event that an Initial Holder or any of such Initial Holder’s Family Members (or, if such Initial Holder is not a natural person, a Person who is a Family Member of a Person who Controls such Initial Holder) Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of Class C Common Stock, other than to such Initial Holder or any of such Initial Holder’s Family Members (or, if such Initial Holder is not a natural person, other than to a Person who is a Family Member of a Person who Controls such Initial Holder), each share of Class C Common Stock being Transferred shall convert automatically into one share of Class A Common Stock immediately prior to such Transfer;

(ii) in the event that:

(x) an Initial Holder Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of OP Units held, directly or indirectly, by such Initial Holder, other than to a Qualified Transferee; or

(y) a Qualified Transferee Transfers or causes to be Transferred, directly or indirectly, Beneficial Ownership of OP Units held, directly or indirectly, by such Qualified Transferee, other than to an Initial Holder or to another Qualified Transferee; or

(z) a Qualified Transferee that is a Beneficial Owner of OP Units ceases at any time to continue to be a “Qualified Transferee” (as defined above) as a result of divorce or annulment;

then, in each case, one share of Class C Common Stock Beneficially Owned by such Initial Holder (or such Initial Holder’s Family Members (or to the Family Members of a Person who Controls such Initial Holder, if such Initial Holder is not a natural person), to the extent such Initial Holder does not then Beneficially Own sufficient shares), upon such Transfer (in the case of clause (ii)(x) or (ii)(y) above), or cessation (in the case of clause (ii)(z) above), shall automatically convert into one share of Class A Common Stock for every forty-nine (49) OP Units (x) so Transferred or caused to be so Transferred by such Initial Holder or such Qualified Transferee, or (y) then held by the Person who ceased to continue to be a Qualified Transferee (in each case of the preceding clauses rounding up to the nearest forty-nine (49) OP Units); or

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(iii) upon the redemption by the Corporation or the Operating Partnership of OP Units originally held by such Initial Holder pursuant to the redemption provisions of the Partnership Agreement, each share of Class C Common Stock Beneficially Owned by either such Initial Holder or Qualified Transferee shall convert automatically into one share of Class A Common Stock per forty-nine (49) OP Units so redeemed.

Any shares of Class C Common Stock automatically converted pursuant to this paragraph (a) shall be converted as and at the times specified in this paragraph (a) without any further action by the holders thereof and whether or not the certificates representing such shares (if any) are surrendered to the Corporation. Upon the automatic conversion of shares of Class C Common Stock pursuant to this paragraph (a), the Beneficial Owner thereof shall identify for the Corporation the holder of record of the shares so converted.

(b) Conversion at the Option of the Holder. Pursuant to and in accordance with this paragraph (b), each holder of Class C Common Stock shall have the right, at such holder’s option at any time and from time to time, to convert all or a portion of such holder’s shares of Class C Common Stock into an equal number of fully paid and non-assessable shares of Class A Common Stock by delivering the certificates (if any) representing the shares of Class C Common Stock to be converted, duly endorsed for transfer, together with a written conversion notice to the transfer agent for the Class C Common Stock (or if there is no transfer agent, to the Corporation). Such conversion notice shall state: (i) the number of shares of Class C Common Stock to be converted; and (ii) the date on which such conversion shall occur (which date shall be a Business Day no less than five (5) Business Days and not exceeding twenty (20) Business Days from the date of such conversion notice) (the “Optional Conversion Date”). Notwithstanding the foregoing, if the shares of Class C Common Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). In connection with the exercise of the optional conversion right included in this Section 1.6(b), the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Class C Common Stock into Class A Common Stock. Holders of Class C Common Stock may withdraw any conversion notice by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Optional Conversion Date. The notice of withdrawal must state: (x) the number of withdrawn shares of Class C Common Stock; (y) if certificated shares of Class C Common Stock have been issued, the certificate numbers of the withdrawn shares of Class C Common Stock; and (z) the number of shares of Class C Common Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Class C Common Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures. Each conversion pursuant to this paragraph (b) for which the conversion notice has been given and not properly withdrawn shall be deemed to have been effected immediately prior to the close of business on the Optional Conversion Date.

SECOND: The shares of Class C Common Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board, Chief Executive Officer and President and attested to by its Chief Operating Officer, Secretary and General Counsel on this 26th day of October, 2017.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

By:	/s/ R. Ramin Kamfar

Name	R. Ramin Kamfar

Title:	Chairman of the Board, Chief Executive Officer and President

ATTEST:

/s/ Michael L. Konig

Name	Michael L. Konig

Title:	Chief Operating Officer, Secretary and General Counsel

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